VGrab Communications Inc. 810-789 West Pender St Vancouver, BC V6C 1H2

OTCQB: VGRBF

News Release

VGRAB COMMUNICATIONS INC. ANNOUNCES APPOINTMENT OF RAMSOM KOAY AS VICE PRESIDENT OF MARKETING

VANCOUVER, BRITISH COLUMBIA - (October 27, 2015) VGrab Communications Inc. (OTCQB: VGRBF) (the “Company” or “VGrab”) a development stage company that through its VGrab platform creates an opportunity to combine both consumer and merchants together, and allows its members to promote their brands to specific groups of interest for a fraction of price, is pleased to announce appointment of Mr. Ramsom Koay as its Vice President of Marketing.

Mr. Koay brings with him a wealth of experience and knowledge in public relations, marketing, strategy, geographical targeting within Canada, USA, South America, and South East Asia. His recent positions included Marketing Director with VR World, an online digest devoted to news and analysis of the technology industry,  Business Development & Marketing with Patriot Memory LLC, a company that manufactures and markets high performance, enthusiast memory modules, flash memory, and mobile accessory products.

Mr. Jacek Skurtys, the Company’s President and CEO, commented: “We are thrilled to have Mr. Koay join our team, as his wealth of experience and knowledge in marketing and business development will allow us to propel our VGrab application and platform to our targeted South East Asia market.”

About VGrab

VGrab is a platform for any lifestyle from shopping to leisure. Through widely connected mega chains to the local street ventures, VGrab creates an opportunity to combine both consumer and merchants together by promoting brands to a specific group of interest for a fraction of price.

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management’s current estimates, beliefs, intentions and expectations.  They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company’s control. Such factors include, among other things: risks and uncertainties relating to the Company’s limited operating history; the need to comply with governmental regulations. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.

On behalf of the Board of Directors,

Jacek P. Skurtys, President

CONTACT INFORMATION

VGrab Communications Inc.

604-722-0041